                                                                    Exhibit 99.1

       PRESS RELEASE: SiriCOMM Named Network Provider for InCab University

  SiriCOMM to Provide Network Connectivity to Deliver Online College Courses

JOPLIN, Mo., Aug. 1 /PRNewswire-FirstCall/ -- SiriCOMM, Inc. (OTC Bulletin
Board: SIRC) today announced that it has been named the preferred Wi-Fi network service provider for InCab University.

InCab University is the first and only online, college accredited curriculum designed specifically for truck drivers. The coursework is offered through a unique partnership with Chattanooga State and allows drivers to set their own educational pace through year-round open enrollment. With over 450 truck stop locations across the country offering SiriCOMM's InTouch HotSpots, drivers will be able to complete their coursework entirely from the cab of their truck during their mandatory rest periods.

"We are delighted to work with InCab University to help bring college education to the millions of truck drivers in the U.S.," said Bill Graham, SiriCOMM's
Chief Executive Officer. "We are strong proponents of education and are proud to be associated with such an innovative program."

"Nothing is more powerful to career growth than experience and education, and truck drivers deserve the opportunity for continuous education," said Craig
Fuller, CEO of InCab University. "SiriCOMM offers the largest Wi-Fi network developed specifically for the trucking industry. With our program, and the connectivity provided by SiriCOMM's nationwide network of InTouch HotSpots, truck drivers can continue their jobs which keep them on the road for long periods of time and still further their education. Communication has been one of the biggest challenges to providing programs like ours to the trucking industry, so we are excited to have SiriCOMM as a partner."

About SiriCOMM

SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to interact with information needed on a regular basis. The company uses Wi-Fi technologies to create HotSpots at locations convenient to highway travel. More information including network locations is available at http://
www.siricomm.com

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the
Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.